News Release

Firsthand Technology Value Fund Adopts Share Repurchase Plan

San Jose, CA, August 11, 2014 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its Board of Directors has approved a discretionary share repurchase plan (the “Plan”). Pursuant to the Plan, the Fund may purchase in the open market, between August 11, 2014 and December 31, 2014, up to $10 million worth of common stock.

The Plan allows the Fund to acquire its own shares in the open market at a discount to NAV, which is intended to increase the NAV per share and thereby enhance shareholder value. Executing the Plan may also moderate the discount at which the Fund’s shares currently trade.

There is no assurance that the Fund will purchase shares at any specific discount levels or in any specific amounts. The Fund’s repurchase activity will be disclosed in its shareholder report for the relevant fiscal period. There is no assurance that the market price of the Fund’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that the plan will enhance shareholder value over the long term.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

#  #  #

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com